Exhibit K1

                                      REGISTRAR,
                      TRANSFER AGENCY AND SERVICE AGREEMENT
                                     between
                     THE NEW AMERICA HIGH INCOME FUND, INC.
                                       and
                       STATE STREET BANK AND TRUST COMPANY


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                                TABLE OF CONTENTS

                                                                           Page
Article 1         Terms of Appointment; Duties of the Bank                   1
Article 2         Fees of Expenses                                           3
Article 3         Representations and Warranties of the Bank                 4
Article 4         Representations and Warranties of the Fund                 4
Article 5         Indemnification                                            5
Article 6         Convenants of the Fund and the Bank                        8
Article 7         Termination of Agreement                                   9
Article 8         Assignment                                                10
Article 9         Amendment                                                 10
Article 10        Massachusetts Law to Apply                                11
Article 11        Merger of Agreement                                       11



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                   REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT

         AGREEMENT made as of the 11th day of February, 1988, by and between The New America High Income Fund, Inc., a Maryland corporation, having its principal office and place of business at 99 Bedford Street, Boston, Massachusetts 02111, (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

         WHEREAS, the Fund desires to appoint the Bank as its registrar, transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Bank desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual convenants herein contained, the parties hereto agree as follows:

Article 1 Terms of Appointment; Duties of the Bank

         1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent for the Fund's authorized and issued shares of its common stock ("Shares"), dividend disbursing agent and agent in connection with any dividend reinvestment as set out in the prospectus of the Fund.

         1.02 The Bank agrees that it will perform the following services:

         (a) In accordance with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:


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          (i) issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate account for shareholders of the Fund ("Shareholders");

         (ii) effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

        (iii) prepare and transmit payments for dividends and distributions declared by the Fund; and

         (iv) act as agent for Shareholders pursuant to the dividend reinvestment plan as amended from time to time in accordance with the terms of the agreement to be entered into between the Shareholders and the Bank in substantially the form attached as Exhibit A hereto.

         (b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Bank shall perform all of the customary services of a registrar, transfer agent, dividend disbursing agent and agent of the dividend reinvestment plan as described in Article 1 consistent with those requirements in effect as at the date of this Agreement including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies and mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury

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Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders and providing Shareholder account information. The detailed definition, frequency limitations and associated costs (if any) are set out in the attached fee schedule.

Article 2 Fees and Expenses

         2.01 For the performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

         2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Bank for reasonable out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund.

         2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

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Article 3 Representations and Warranties of the Bank

         The Bank represents and warrants to the Fund that:

         3.01 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

         3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

         3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

         3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4 Representations and Warranties of the Fund

         The Fund represents and warrants to the Bank that:

         4.01 It is a corporation duly organized and existing and in good standing under the laws of Maryland.

         4.02 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

         4.03 All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

         4.04 It is a closed-end, diversified investment company registered under the Investment Company Act of 1940.

         4.05 A registration statement under the Securities

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Act of 1933 is currently effective and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale in all states in which offers are being made; information to the contrary will result in immediate notification to the Bank.

         4.06 It shall make all required filings under federal and state securities laws.

Article 5 Indemnification

         5.01 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

         (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

         (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to it by or on behalf of the Fund, and
(ii) have been prepared and/or maintained by the fund or any other person or

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firm on behalf of the Fund. Such other person or firm shall include any former transfer agent or former registrar, or co-transfer agent or co-registrar.

         (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund's representative; provided the Bank shall not have acted negligently or with willful misconduct in connection therewith.

         (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

         5.02 The Bank shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Bank or its agents or subcontractors as a result of lack of good faith, negligence or willful misconduct or arising out of the breach of any representation or warranty hereunder.

         5.03 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and

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shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

         5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherise from such causes.

         5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision

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of this Agreement or for any act or failure to act hereunder.

         5.06 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, hte party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to assume the defense hereof at its own expense. No party shall confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6 Covenants of the Fund and the Bank

         6.01 The Fund shall promptly furnish to the Bank the following:

         (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

         (b) A copy of the restated Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

         6.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

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         6.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

         6.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negoation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         6.05 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7 Termination of Agreement

         7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

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         7.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, The Bank reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) month's fees.

Article 8 Assignment

         8.01 Except as provided in Section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         8.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts Corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934 ("Section 17A(c)(1)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(1) or (iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 9 Amendment

         9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or

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approved by a resolution of the Board of Directors of the Fund.

Article 10 Massachusetts Law to Apply

         10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 11 Merger of Agreement

         11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                                    THE NEW AMERICA HIGH INCOME FUND, INC.

                                    BY: /s/ Patricia Ostrander

ATTEST:

/s/ Richard E. Floor

                                    STATE STREET BANK AND TRUST COMPANY

                                     BY: /s/ Edward Hawkes
                                         Vice President

ATTEST:

/s/ Illegible Signature
Assistant Secretary

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                                                                      Exhibit A


                            TERMS AND CONDITIONS OF
                           DIVIDEND REINVESTMENT PLAN

         1. State Street Bank and Trust Company (the "Agent") will act as agent for each holder of shares (a "Stockholder") of Common Stock, $.01 par value ("Common Stock"), of The New America High Income Fund, Inc. (the "Fund"), and will open an account for each Stockholder under the Fund's Dividend Reinvestment Plan (the "Plan") in the same name in which such Stockholder's shares of Common Stock are registered. The Agent will open an account for each Stockholder who elects to participate in the Cash Purchase Plan in the same name in which such Stockholder's shares of common stock are registered.

         2. Whenever the Fund declares a capital gains distribution, each Stockholder's distribution will be invested by the Agent in additional shares of Common Stock of the Fund ("Fund Shares") unless the Stockholder has elected to receive the distribution in cash and (subject to paragraph 4) the Agent shall automatically receive newly issued Fund shares, including fractions, for such Stockholder's account. Except in the circumstances described in paragraph 4 below, the number of additional Fund shares to be credited to such Stockholder's account shall be determined by dividing the dollar amount of the capital gains distribution payable to a Stockholder by the net asset value per share of the Common Stock on the valuation date. The valuation date will be the payment date for such distribution.

         3. Whenever the Fund declares an income dividend, each Stockholder's dividend will be invested by the Agent in additional Fund shares unless the Stockholder has elected to receive the dividend in cash and (subject to paragraph 4) the Agent shall automatically receive newly issued Fund shares, including fractions, for such Stockholder's account. Except in the circumstances described in paragraph 4 below, the number of additional Fund shares to be credited to such Stockholder's account shall be determined by dividing the dollar amount of the dividend payable to such Stockholder by the net asset value per share of the Common Stock on the valuation date; provided that the maximum discount from the then current market price per share shall not exceed 5%. The valuation date will be the payment date for the dividend.

         4. Should the net asset value per share of the Common Stock exceed the market price per share on the valuation date for an income dividend or capital gains distribution, the Agent shall apply the amount of such dividend or distribution payable to Stockholders (other than Stockholders who have elected to receive such dividend or distribution in cash) in Fund shares (less each such Stockholder's pro rata share of brokerage commissions incurred with respect to open-market purchases in connection with the reinvestment of such dividend or distribution) to the purchase on the open market of Fund shares for each such Stockholder's account. Such purchases will be made as expeditiously as possible on or shortly after the payment date for such dividend or distribution, and in no event more than 30 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law. If, before the Agent has completed its purchases, the market price exceeds the net asset value of the Common Stock, the average per share purchase price paid by the Agent may exceed the net asset value of the Common Stock, resulting in the acquisition of fewer shares than if the dividend or capital gains distribution had been paid in Common Stock issued by the Fund.

         5. For all purposes of the Plan: (a) the market price of the Common Stock on a particular date shall be the last sales price on the New York Stock Exchange on that date, or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such Common Stock on such Exchange on such date and (b) net asset value per share of the Common Stock on a particular date shall be as determined by or on behalf of the Fund.

         6. Each quarter each Stockholder shall have the option of sending additional funds, in any amount from $100 to $500, for the purchase on the open market of the Fund's Common Stock for each such Stockholder's account. Voluntary payments will be invested on or shortly after the last business day of each calendar quarter, and in no event more than 45 days after such dates except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of federal securities law. Funds received more than 30 business days before the investment date or less than five business days prior to the investment date will be returned uninvested. A Stockholder may withdraw such Stockholder's entire voluntary cash payment by written notice received by you not less than 48 hours before such payment is to be invested.

         7. Investments of voluntary cash payments and other open market purchases provided for above may be made on any securities exchange where the Common Stock is traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. A Stockholder's funds held by the Agent uninvested will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase shares within 45 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Agent shall have no responsibility as to the value of the Fund's Common Stock acquired for a Stockholder's account. For the purposes of cash investments, the Agent may commingle a Stockholder's funds with those of other Stockholders of the Fund for whom the Agent similarly acts as agent, and the average price (including brokerage commissions) of all shares purchased by the Agent shall be the price per share allocable to each such Stockholder in connection therewith.

         8. The Agent may hold a Stockholder's shares acquired pursuant to this Plan, together with the shares of other Stockholders of the Fund acquired pursuant to this Plan, in non-certificated form in the name of the Agent or that of a nominee. The Agent will forward to each Stockholder any proxy solicitation material and will vote any shares so held, as directed by each Stockholder. Upon a Stockholder's written request, the Agent will deliver to such Stockholder, without charge, a certificate or certificates for the full shares.

         9. The Agent will confirm to a Stockholder each acquisition made for such Stockholder's account as soon as practicable but not later than 30 days after the date thereof. Although a Stockholder may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to a Stockholder's account.

         10. Any stock dividends or split shares distributed by the Fund on shares of Common Stock held by the Agent for a Stockholder will be credited to such Stockholder's account. In the event that the Fund makes available to its Stockholders rights to purchase additional shares or other securities, the shares held for a Stockholder under the Plan will be added to other shares held by a Stockholder in calculating the number of rights to be issued to such Stockholder.

         11. The Agent's service fee for handling capital gains distributions or income dividends will be paid by the Fund. Each shareholder will be charged a pro rata share of brokerage commissions on all open market purchases.

         12. A Stockholder may terminate his or her account under the Plan by notifying the Agent in writing, accompanied by a signature guaranteed by a commercial bank or trust company or a member of a national securities exchange. Such termination will be effective immediately if such notice is received by the Agent not less than ten (10) days prior to any dividend or distribution record date; otherwise, such termination will be effective as soon as possible after the payment date for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be terminated by the Agent or the Fund upon notice in writing mailed to each Stockholder at least 90 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination, the Agent will cause a certificate or certificates for the full shares held for each Stockholder under the Plan and cash adjustment for any fraction (calculated at the market value of the Common Stock at time of termination) to be delivered to each Stockholder without charge. If a Stockholder elects by notice to the Agent in writing in advance of such termination to have the Agent sell part or all of such Stockholder's shares and remit the proceeds to the Stockholder, the Agent is authorized to deduct a $2.50 fee plus brokerage commissions for this transaction from the proceeds.

         A Shareholder will be charged a $.75 service fee for each voluntary cash investment and a pro rata share of brokerage commissions on all open market purchases.

         13. These terms and conditions may be amended or supplemented by the Agent or the Fund at any time or times, but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Stockholder participating in the Plan appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by a Stockholder unless, prior to the effective date thereof, the Agent receives written notice of the termination of the Stockholder's account under the Plan. Any such amendment may include an appointment by the Agent of a successor agent in Agent's place and stead under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of an agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for a Stockholder's account all dividends and distributions payable on the Common Stock held in the Stockholder's name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

         14. The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Plan and to comply with applicable law, but the Agent shall assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith, or willful misconduct or that of its employees.

         15. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.

Dated: June 1, 1992


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                                                            [State Street Logo]

                       STATE STREET BANK AND TRUST COMPANY
                                   Fee Schedule for
                   Transfer Agent With Dividend Disbursing Services
                        THE NEW AMERICA HIGH INCOME FUND, INC.

Account Maintenance

Per Shareholder Account Per Annum                                      $8.00

All of the basic support functions involved with servicing shareholder accounts, including:
         --Maintenance of all shareholder records, including the registration, address, tax identification number, certificate numbers, shares and dates of issue and specific geographical and statistical coding.

--Preparation, enclosing and mailing to shareholders of record:
         --Three quarterly or interim reports
         --The annual report or financial statement
         --Annual proxy, notice of meeting and statement
         --One stockholders list

--Normal activity for:
         --Shareholder changes of address
         --Recording and maintenance of stop transfers
         --Processing of irregular and legal transfers
         --Processing of bonds and/or affidavits to replace lost or stolen certificates
         --Maintenance of social security and tax identification numbers

New Account Set-up

Per Shareholder Account                                                $2.00

Include all the basic support functions involved with establishing a new shareholder account, including:
         --Preparation and signing of the new certificates
         --Inventory control
         --Posting debits and credits to shareholder records
         --Preparation and mailing of one set of transfer sheets

Dividend Services

Calculation, preparation and mailing of four quarterly checks relative to dividend payments, establishing and funding the dividend account, paying and reconciling the paid checks. This includes filing the required tax reports of Form 1099 with the Internal Revenue Services.

For all of the above services, a minimum fee will be billed at the rate of $1,000.00 per month. Unusually high activity could be subject to additional fees.

Dividend Reinvestment

If you have established a dividend reinvestment plan your fees are:
         --Per Dividend Reinvestment                                   $.75
         --Per Cash Infusion                                           $.75

Proxy Service

Receiving and inspecting proxies, recording daily shares votes, tabulating proxies received and providing a letter showing shares voted by proposal together with an affidavit of mailing and preparation of list of voted shareholders. State Street will also act as Teller or Inspector of Election at your shareholders meeting for a nominal fee:

         One person per day plus out-of-pockets                        $100.00

Other Services

Prices for the following are available upon request:

         Reports
         A wide range of optional analytical reports are available which are based on your requirements.

         Miscellaneous
         Services such as payment of stock dividends or splits, maintenance of mailing lists, taxpayer ID solicitation and verification, state and foreign tax information, special processing of restricted securities, shareholder search for lost shareholders and abandoned property reports are available.

Other Charges

All out-of-pocket expenses such as postage, telephone, microfiche, New York office deliveries, stationery, supplies, legal fees, insurance and delivery charges will be billed at cost. Any expenses incurred in traveling to and from Annual Meetings or Closings will also be billed at cost. In the event of termination, an appropriate termination fee shall be imposed.

This fee schedule is valid for one (1) year from its execution date as signed below.

THE NEW AMERICAN HIGH INCOME FUND, INC.        STATE STREET BANK AND TRUST CO.

By /s/ Patricia Ostrander                      By /s/ Edward Hawkes

Title President                                Title Vice President

Date February 24, 1988                         Date February 22, 1988

                                                            [State Street Logo]

                       STATE STREET BANK AND TRUST COMPANY
                                  Fee Schedule
                          As Registrar (If Applicable)

1. For the registration of 500 certificates, or any part thereof, per year.

         Minimum Charge                                              $1,200.00
         --Exchange reports of certificates registered with Co-Registrars, per agency, per year
         --Posting out certificates when stock is retired, per certificate

2. For the registration of additional certificates in excess of 500 in any one year

         Per certificate                                               $.15



THE NEW AMERICAN HIGH INCOME FUND, INC.        STATE STREET BANK AND TRUST CO.

By /s/ Patricia Ostrander                      By /s/ Edward Hawkes

Title President                                Title Vice President

Date February 24, 1988                         Date February 22, 1988

1655q

                                  AMENDMENT TO
                           REGISTRAR, TRANSFER AGENCY
                              AND SERVICE AGREEMENT

         AMENDMENT made as of the 25th day of February, 1988 to the Registrar, Transfer Agency and Service Agreement (the "Agreement"), dated as of February 11, 1988, by and between THE NEW AMERICA HIGH INCOME FUND, INC., a Maryland corporation (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the "Bank").

         WHEREAS, the Fund and the Bank have fuly entered into the agreement and desire to amend such Agreement in order to clarify the scope of the Bank's duties thereunder;

         NOW THEREFORE, in consideration fo the mutual covenants contained in the Agreement, the parties thereto and hereto agree as follows:

         FIRST: Section 1.02 of the Agreement shall be amended to add the following paragraph (b):

         "(b) In accordance with procedures set forth on Schedule A hereto (as amended or supplemented from time to time by agreement between the Bank and Drexel Burnham Lambert Incorporated ("Drexel")), (i) assist Drexel in determining which Shareholders are initially eligible for volume purchase discounts as described in the Prospectus dated February 19, 1988 relating to the public offering of Shares and (ii) monitor and keep a record of any transfers of Shares made by such Shareholders through May 20, 1988."

         SECOND: Section 1.02 of the Agreement shall be further amended by redesignating the existing paragraph (b) to be paragraph (c) and by replacing the reference to "paragraph (a)" in the second line of such new paragraph (c) with a reference to "paragraphs (a) and (b)."

         THIRD: The Agreement shall be amended by adding the attached Schedule A as Schedule A thereto.

         FOURTH: Except as specifically modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

         FIFTH: This Amendment shall be construed and the provisions hereof interpreted under in accordance with the laws of the Commonwealth of Massachusetts.

         SIXTH: The parties hereto may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.



                                    THE NEW AMERICA HIGH INCOME FUND, INC.

                                    BY: /s/ Patricia Ostrander


                                    STATE STREET BANK AND TRUST COMPANY

                                    BY: /s/ Laura Welch
                                         Authorized Officer

SVS-3861/D

                                                                    SCHEDULE A

                   Procedures Relating to Volume Purchase Discounts

1. The Bank will collect and retain all Volume Discount Notices ("Notices")(a) received by it from Shareholders claiming to be eligible for volume purchase discounts with respect to the initial public offering of the Shares and (b) deliver copies thereof to Drexel, One Federal Street, Boston, Massachusetts, Attention: John Chapman.

2. On March 4, 1988, the Bank will (a) collect all reports received by it through such date from The Depository Trust Company ("DTC Reports") relating to transfers of Shares out of CEDE & CO., (b) segregate all DTC Reports relating to transfers (i) to Shareholders named in any Notice or
     (ii) of at least 50,000 shares of Common Stock registered in a Shareholder name other than a nominee name, and (c) deliver copies of all such DTC Reports referred to in clause (b) to Drexel at the address set forth above.

3. After receipt of copies of the Notices and DTC Reports referred to above, Drexel will inform the Bank of the names of Shareholders eligible for volume purchase discounts ("Eligible Shareholders").

4. Through May 20, 1988, the Bank shall monitor the accounts of Eligible Shareholders by collecting all requests for transfer or exchange by Eligible Shareholders received by it and shall report any such transfers or exchanges by Eligible Shareholders to Drexel at the address set forth above.



SVS-3870/D
2/24/88